EXHIBIT (11)

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       CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE
     FISCAL YEARS ENDED FEBRUARY 4, 1995, FEBRUARY 5, 1994
                      AND FEBRUARY 6, 1993


                              1994          1993         1992
                           ----------    ----------   ----------
Common shares outstanding
 at beginning of
 fiscal period              16,978,869   16,955,730   16,929,102


Shares issued during
  the period -
  weighted average              23,371       18,624       23,338


Shares issuable under
 employee stock plans -
 weighted average               17,709       26,670       26,403


Dilutive effect of
  exercise of certain
  stock options                      0            0        5,858

Less:  Treasury stock -
  weighted average          (2,918,492)  (2,335,070)  (2,308,918)
                           ------------ ------------ ------------
Weighted average number
  of common and common
  equivalent shares         14,101,457   14,665,954   14,675,783
                           ============ ============ ============

Net earnings applicable
  to common shares         $14,822,078  $13,236,456  $22,614,861
                           ============ ============ ============
Earnings per common
  share                    $      1.05  $       .90  $      1.54
                           ============ ============ ============

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